EXHIBIT 99.1

Contact:	Janice Monahan 480/693-5729

FOR IMMEDIATE RELEASE: Monday, Jan. 5, 2004

AMERICA WEST REPORTS RECORD DECEMBER TRAFFIC

     PHOENIX — America West Airlines (NYSE:AWA) today reported traffic statistics for the month of December, fourth quarter and year-end 2003. Revenue passenger miles (RPMs) for December 2003 were a record 1.8 billion, an increase of 5.3 percent from December 2002. Capacity for December 2003 was a record 2.4 billion available seat miles (ASMs), up 4.8 percent from December 2002. The passenger load factor for the month of December was a record 74.6 percent vs. 74.2 percent in December 2002.

     The load factor for the fourth quarter 2003 was a record 75.5 percent, up 2.3 points from fourth quarter 2002. RPMs for the quarter increased 4.2 percent to a record 5.3 billion, and ASMs for the quarter increased to a record 7.0 billion vs. 6.9 billion in the fourth quarter of 2002.

     Year-to-date load factor was a record 76.4 percent, up 2.8 points from 2002. Year-to-date RPMs were a record 21.3 billion, a 7.1 percent increase from 2002. Available seat miles increased 3.3 percent for the current year to a record 27.9 billion.

     “December marks our ninth consecutive month of record traffic, which increased by 5.3 percent year-over-year, and outpaced our capacity growth of 4.8 percent. We are pleased with our unit revenue performance, particularly unit revenue generated during the holidays, and will continue to implement our 2004 growth plans that include increasing utilization, adding flight frequencies in existing markets as well as entering new routes, and aggressively exploring more future point-to-point flying,” said Scott Kirby, executive vice president, sales and marketing.  more/...

America West Airlines
Reports December Traffic / 2

     The following summarizes America West’s December, fourth quarter and year-to-date traffic results for 2003 and 2002:

	Dec. 2003	Dec. 2002	% Change

Revenue Passenger Miles (000)	1,796,098	1,706,245	5.3
Available Seat Miles (000)	2,408,377	2,298,540	4.8
Load Factor (percent)	74.6	74.2	0.4	pts.

	4th Q 2003	4th Q 2002	% Change

Revenue Passenger Miles (000)	5,284,694	5,071,303	4.2
Available Seat Miles (000)	7,000,456	6,931,452	1.0
Load Factor (percent)	75.5	73.2	2.3	pts.

	YTD 2003	YTD 2002	% Change

Revenue Passenger Miles (000)	21,293,562	19,878,356	7.1
Available Seat Miles (000)	27,887,789	27,007,932	3.3
Load Factor (percent)	76.4	73.6	2.8	pts.

-AWA-